Exhibit 10.29

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Timothy J. Severt (“Severt”), and TRX, Inc., a Georgia corporation (“TRX”), effective as of the Effective Date as defined in Section 4(b) herein.

WHEREAS, Severt has been an employee of TRX pursuant to an Employment Contract dated February 1, 2000, as amended in July 2001 and November 2002, and further amended on April 26, 2005 and February 1, 2006 (the “Employment Contract”); and

WHEREAS, Severt has decided to terminate his employment relationship with TRX; and

WHEREAS, TRX desires that Severt continue his employment for an established period to assist with transition of duties and other matters; and

WHEREAS, Severt and TRX wish to memorialize in writing the terms upon which the employment relationship is being terminated;

THEREFORE, Severt and TRX agree as follows:

1. Employment Status and Termination.

(a) Termination of Employment. Severt’s employment with TRX shall end effective February 28, 2007 (the “Termination Date”).

(b) Termination of Employment Contract. Effective as of the Effective Date of this Separation Agreement (as defined in Section 4(b) herein), Severt and TRX agree that the Employment Contract shall be of no further force and effect, and shall be superseded in all regards by this Separation Agreement, except for certain sections of the Employment Contract that are expressly incorporated into this Separation Agreement. From and after the Effective Date, neither Severt nor TRX shall have any ongoing obligations toward the other pursuant to the Employment Contract, except as may be expressly stated in this Separation Agreement.

(c) Resignation as Officer. Severt resigns any position he may hold as a corporate officer or Manager of TRX or any affiliate of TRX effective as of the Termination Date.

(d) Transition and Cooperation. From the Termination Date until August 31, 2007, Severt shall be available to assist TRX with transition of duties, furnishing of information, and special projects (with such special projects to be on a limited basis, with no expectation of full-time work after the Termination Date). After the Termination Date, Severt shall also assist TRX with any litigation or other disputes that may exist or may arise in the future relating to or arising from business matters as to which Severt has knowledge. In the event Severt incurs any out-of-pocket costs, including but not limited to reasonable travel expenses, resulting from Severt’s compliance with a request by TRX for transition services or litigation cooperation under this paragraph, TRX shall reimburse Severt for such expenses. After August 31, 2007, if Severt is requested to assist with litigation matters requiring more than a de minimis amount of Severt’s time, TRX shall compensate Severt for his time at a rate of $200 per hour.

2. Compensation and Benefits

(a) Base Compensation. Severt shall continue to receive his current Base Compensation, less applicable tax withholdings, through the Termination Date, pursuant to TRX’s normal payroll processes.

(b) Severance payments. In consideration for the promises and releases contained in this Separation Agreement, TRX shall pay to Severt severance pay in the gross amount of $131,250, less applicable tax withholdings. This severance pay shall be made in six (6) equal monthly installments, paid on the 15th of each month beginning on March 15, 2007.

(c) Bonus. Severt shall remain eligible for consideration for a bonus for 2006, which bonus, if any, shall be paid in 2007 at the time discretionary bonuses are paid to other employees. The amount, if any, of the bonus described in this paragraph shall remain within the sole discretion of TRX.

(d) Health insurance. Severt’s health insurance coverage shall continue through the Termination Date. If Severt elects to continue his health insurance coverage pursuant to COBRA, TRX shall reimburse Severt for the COBRA insurance premium through August 31, 2007. Thereafter, Severt shall be eligible for COBRA continuation of his health insurance coverage at his own expense to the extent required by law and permitted by the applicable health insurance plan or policy.

(e) Vacation pay. Within 30 days after the Termination Date, TRX shall pay to Severt a payment for any accrued but unused vacation time, less applicable tax withholdings. Severt shall not be entitled to any additional pay for unused sick days or holidays.

(f) Car allowance. Severt shall continue to receive a car allowance in the amount of $1,000 per month through the Termination Date. Thereafter, Severt shall continue to receive a car allowance in the amount of $1,000 per month for six (6) additional months, payable on the 15th of each month beginning March 15, 2007.

(g) Stock options. Any stock options previously granted to Severt shall be governed by the terms of the applicable stock option agreement and stock option plan.

(h) Other benefits. Except as otherwise expressly stated herein, all employee benefits provided by TRX shall cease as of the Termination Date.

3. Release by Severt. Except as to claims arising out of TRX’s promises and obligations under this Separation Agreement, Severt, on behalf of himself and his spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on his behalf (collectively, “Severt Parties”), does hereby irrevocably and unconditionally release, acquit and forever discharge TRX Fulfillment Services, LLC and TRX, Inc., and their subsidiaries, affiliates, directors, officers, employees, partners, agents, representatives, predecessors, successors, assigns, insurers, and attorneys (collectively, the “TRX Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, including but not limited to claims which the Severt Parties have or have had against the TRX Parties by reason of, arising out of, related to, or resulting from Severt’s employment with TRX or the termination thereof.

The claims released herein specifically include, but are not limited to, any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim for defamation or other intentional or negligent conduct, and any claim arising under federal, state, or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination. This release specifically includes any claim which the Severt Parties have or have had under Georgia state law regarding employment discrimination or wages; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Equal Pay Act; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act (including any reinstatement rights thereunder); the Uniformed Services Employment and Reemployment Rights Act; the Employee Polygraph Protection Act; and the Employee Retirement Income Security Act, as amended. The claims released herein also specifically include any claims for attorney’s fees or expenses of litigation arising out of any dispute between the Severt Parties and the TRX Parties relating to any claim released herein.

This release does not apply to (a) workers compensation or unemployment benefit claims; (b) claims arising after the Effective Date; or (c) Severt’s entitlement to vested benefits under any TRX employee benefit plan. This release does not prohibit Severt from communicating with the Equal Employment Opportunity Commission or any other governmental agency.

4. Representations by Severt.

(a) Severt represents and warrants to the TRX Parties that he has read this Agreement and fully understands the effect hereof, that he executes this Agreement of his own free will and accord for the consideration set forth herein, and that he is not relying on any representations whatsoever of TRX, other than those set forth herein, as an inducement to enter into this Agreement.

(b) Severt has had the opportunity to discuss this Agreement with an attorney if he so chooses, and he has been encouraged by TRX to do so. Severt covenants and agrees that he has been given at least twenty-one (21) days to contemplate the terms of this Agreement before executing it, and that if he chooses to execute it in fewer than 21 days, he does so of his own free will and volition. Further, after execution of this Agreement, Severt has seven (7) days to revoke it by delivering written notice to the Chief Executive Officer at the headquarters office of TRX of his decision to revoke this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the eighth day following the date of execution of this Separation Agreement by Severt (such eighth day being the “Effective Date” of this Separation Agreement). In the event Severt revokes this Separation Agreement during the revocation period specified in this paragraph, this Separation Agreement shall be null and void in its entirety.

(c) Severt further represents and warrants to the TRX Parties that no litigation or other proceeding has been filed or is pending by the Severt Parties against the TRX Parties; that no person or entity other than Severt has or has had any interest in the matters released herein; that Severt has the sole right, capacity, and exclusive authority to execute this Separation Agreement; and that Severt has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

5. Attorney’s fees. In any subsequent litigation or other proceeding to enforce the terms of this Separation Agreement, whether initiated by Severt or TRX, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs, from the other party.

6. Restrictive Covenants.

(a) Return of Property. Severt hereby represents and warrants that, no later than the Termination Date, he has or will have returned to TRX all documents or other property (including copies thereof) of any nature which relate to or contain information concerning TRX or the TRX Parties, or its or their customers and business associates, as well as any other equipment or property belonging to TRX.

(b) Nondisparagement. From the effective date of this Separation Agreement until December 31, 2008, Severt will not make any statements that are derogatory or disparaging towards TRX or its management, products, or services, and TRX will not make any statements that are derogatory or disparaging toward Severt or his professional reputation.

(c) Survival of Covenants from Employment Contract. Sections 7, 8, 9, and 14 of the Employment Contract (as amended) are incorporated by reference into this Separation Agreement, and shall continue in full force and effect following the Termination Date according to their terms. Severt hereby reaffirms his obligations under these provisions of the Employment Contract.

7. No Admission of Liability. This Separation Agreement shall not be construed as an admission of liability by TRX or an admission that TRX has acted in any way wrongfully towards Severt. The parties specifically deny and disclaim any such liability or wrongful conduct.

8. Severability. In the event any portion or clause of this Separation Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Separation Agreement shall be severed from the invalid or unenforceable portion.

9. Entire Agreement. Any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Separation Agreement, including the Employment Contract (except for those sections of the Employment Contract expressly incorporated herein), is null and void, as this Separation Agreement expresses the entire agreement of the parties with respect to its subject matter. This Separation Agreement may only be modified in writing signed by both parties.

10. Counterparts. This Separation Agreement may be signed in multiple counterparts, each of which shall be deemed an original for all purposes.

11. Governing Law. This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.

THIS AGREEMENT CONTAINS A RELEASE OF LEGAL RIGHTS AND CLAIMS. YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING IT.

WITNESS the execution of this Agreement effective as of the Effective Date specified above.

TRX, Inc.

By:	/s/ Norwood H. Davis III

Printed Name:	Norwood H. Davis III

Title:	President & CEO

/s/ Timothy J. Severt
Timothy J. Severt

11/15/06
Date of signature